Exhibit 99.1

CoreSite Reports First-Quarter 2018 Financial Results Reflecting
Revenue Growth of 12.8% Year over Year

DENVER, CO – April 26, 2018 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the first quarter ended March 31, 2018.

Quarterly and Subsequent Highlights

•	First-quarter total operating revenues were $129.6 million, a 12.8% increase year over year
•	First-quarter net income per diluted share was $0.59, a 22.9% increase year over year
•	First-quarter funds from operations (“FFO”) was $1.27 per diluted share and unit, a 12.4% increase year over year
•	Commenced 81,636 net rentable square feet (NRSF) of new and expansion leases representing $16.2 million of annualized GAAP rent at an average rate of $184 per square foot
•	Renewed leases with annualized GAAP rent of $20.2 million, with rent growth of 5.6% on a cash basis and 11.5% on a GAAP basis, resulting in rental churn of 1.9% in the first quarter
•	Executed 136 new and expansion data center leases for 29,624 NRSF, representing $7.1 million of annualized GAAP rent at an average rate of $239 per square foot, including 47 new customer logos
•

On April 19, 2018, CoreSite closed on an amended and expanded credit facility with total borrowing capacity of $1.05 billion under all arrangements with its syndicate of banks, and extended the maturity of its credit line to 2022

•

On April 20, 2018, CoreSite closed on the acquisition of U.S. Colo, a carrier-neutral, network-dense colocation provider, located in Los Angeles, California, for approximately $8.6 million. The acquisition provides CoreSite with 120+ new customers, increases its economies of scale in downtown Los Angeles, and ends litigation that had been ongoing between CoreSite and U.S. Colo

“Our financial results demonstrate consistent execution and solid growth, with revenue, adjusted EBITDA, and FFO per share increasing 13%, 13%, and 12% year over year, respectively,” said Paul Szurek, CoreSite’s Chief Executive Officer. “We had a number of positives this quarter, including strong cash rent growth on renewals, solid commencement activity and a 9% year-over-year increase in same-store monthly recurring revenue per cabinet equivalent, all leading to healthy organic growth. While demand remains strong, we entered the quarter with approximately  32% less available capacity in our four largest markets, limiting our sales opportunities for the quarter. The $7.1 million in annualized GAAP rent signed includes 47 new high-quality logos added to our ecosystem. Fortunately, near the end of the quarter, we restored capacity in these markets to more normal levels, which has increased our actionable sales funnel, and our construction pipeline is very active.”

Financial Results

CoreSite’s net income attributable to common shares was $20.3 million, or $0.59 per diluted share, for the three months ended March 31, 2018, compared to $16.3 million, or $0.48 per diluted share for the three months ended March 31, 2017.  Net income per diluted share increased 34.1% on a sequential-quarter basis.

CoreSite’s FFO per diluted share and unit was $1.27 for the three months ended March 31, 2018, an increase of 12.4% compared to $1.13 per diluted share and unit for the three months ended March 31, 2017. FFO per diluted share and unit increased 16.5% on a sequential-quarter basis. Excluding the non-cash expense related

© 2018, CoreSite, L.L.C. All Rights Reserved.

to the original issuance costs of CoreSite’s redeemed Preferred Stock in the fourth quarter of 2017, FFO per share increased 7.6% sequentially.

Total operating revenues for the three months ended March 31, 2018, were $129.6 million, a 12.8% increase year over year and an increase of 2.9% on a sequential-quarter basis.

Commencements and Renewals

CoreSite’s first-quarter data center lease commencements totaled 81,636 NRSF at a weighted average GAAP rental rate of $184 per NRSF, which represents $16.2 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the first quarter totaled $20.2 million in annualized GAAP rent, comprised of 118,876 NRSF at a weighted-average GAAP rental rate of $170 per NRSF, a 5.6% increase in rent on a cash basis and an 11.5% increase on a GAAP basis. The first-quarter rental churn rate was 1.9%.

As a result of renewals and growth in interconnection and power revenues, monthly recurring revenue per cabinet equivalent increased 9.3% over the prior-year period.

Sales Activity

CoreSite executed 136 new and expansion data center leases representing $7.1 million of annualized GAAP rent during the first quarter, comprised of 29,624 NRSF at a weighted-average GAAP rental rate of $239 per NRSF.

Development and Acquisition Activity

During the first quarter, CoreSite placed into service 87,263 square feet of turn-key data center capacity at LA2 in Los Angeles and 26,413 square feet of turn-key data center capacity at VA3 Phase 1A in Reston, Virginia.

In addition, as of March 31, 2018,  CoreSite had a total of 108,151 square feet of turn-key data center capacity under construction and had spent $39.7 million of the estimated $131.1 million required to complete the projects, which consist of the following.

Reston – CoreSite had 49,837 square feet of turn-key data center capacity under construction at VA3 (Phase 1B), inclusive of 9,837 square feet of the infrastructure building to support this phase of the data center campus. As of the end of the first quarter, CoreSite had incurred $31.4 million of the estimated $100.2 million required to complete VA3 Phase 1B and the infrastructure building, and expects to complete development in the first quarter of 2019.

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the first quarter, CoreSite had spent $5.6 million of the estimated $17.4 million required to complete the project, and expects to complete development in the third quarter of 2018.

Denver – CoreSite had 15,630 square feet of turn-key data center capacity under construction at DE1. As of the end of the first quarter,  CoreSite had spent $1.5 million of the estimated $7.5 million required to complete this expansion, and expects to complete construction in the third quarter of 2018.

© 2018, CoreSite, L.L.C. All Rights Reserved.

New York – CoreSite had 18,121 square feet of turn-key data center capacity under construction at NY2. CoreSite has spent $1.2 million of the estimated $6.0 million required to complete this expansion, and expects to complete development in the third quarter of 2018.

On April 20, 2018, CoreSite closed on the acquisition of U.S. Colo, a carrier-neutral, network-dense colocation provider, located in Los Angeles, California, for approximately $8.6 million. The acquisition provides CoreSite with more than 120 additional customers, increased economies of scale in downtown Los Angeles, and ends litigation that had been ongoing between CoreSite and U.S. Colo. CoreSite acquired all of the equity interests in U.S. Colo and its affiliates, resulting in the addition of two colocation suites in One Wilshire (LA1) and a colocation space in 800 South Hope Street, cumulatively totaling approximately 30,000 net rentable square feet.

Balance Sheet and Liquidity

As of March 31, 2018, CoreSite had net principal debt outstanding of $988.4 million, correlating to 3.4 times first-quarter annualized adjusted EBITDA.

On April 19, 2018, CoreSite closed on an amended and expanded credit facility with $1.05 billion of total borrowing capacity under all arrangements with its syndicate of banks. As a result of the amendment, CoreSite extended its debt maturity profile, with its next tranche of debt not maturing until June 2020.

The revolving credit facility amendment provides an incremental $100 million of borrowing capacity, bringing the capacity to $450 million and extends the primary term of the facility to April 2022, with a one-year extension option.

In addition, CoreSite entered into a new five-year, $150 million term loan under the amended credit facility. This new loan matures in April 2023, and bears interest at a variable rate based on LIBOR. CoreSite elected to swap the variable interest rate associated with $75 million of the new term loan facility, to a fixed rate of approximately 4.11%. As of March 31, 2018, pro forma for the financing and related swap, CoreSite’s ratio of fixed versus variable rate debt would be 47% fixed versus 53% variable, in line with CoreSite’s stated goal of maintaining a balance between fixed and variable-priced instruments within its capital structure.

The proceeds from the term loan are expected to be used to pay down a portion of the current revolving credit facility balance, to fund continued development across its portfolio, and for general corporate purposes.

Including the increased liquidity resulting from the recent financing transactions, CoreSite had $381.7 million of total available liquidity, including cash on the balance sheet at March 31, 2018.

Dividend

On March 9, 2018,  CoreSite announced a dividend of $0.98 per share of common stock and common stock equivalents for the first quarter of 2018. The first-quarter dividend was paid on April 16, 2018, to shareholders of record on March 29, 2018.

2018 Guidance

CoreSite is maintaining its 2018 guidance of net income attributable to common shares in the range of $2.15 to $2.27 per diluted share.  In addition, CoreSite is maintaining its guidance of FFO per diluted share and unit

© 2018, CoreSite, L.L.C. All Rights Reserved.

in the range of $4.92 to $5.04, with the difference between net income and FFO being real estate depreciation and amortization.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite management will participate in the following investor conferences and events:

•	A non-deal roadshow covering the Mid-Atlantic region and Boston on May 8-9, 2018;
•	The J.P. Morgan 46th Annual Global Technology, Media and Communications Conference on May 16, 2018, at The Westin Boston Waterfront in Boston, Massachusetts;
•	REITWeek: NAREIT's Investor Forum from June 5-7, 2018, at the New York Hilton Midtown in New York, New York; and
•	The 6th Annual William Blair Technology Company Growth Conference on June 13, 2018, at the Four Seasons Hotel in Chicago, Illinois.

Conference Call Details

CoreSite will host a conference call on April 26, 2018, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until May 10, 2018, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13677832.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,250 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

© 2018, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands, except per share data)

	March 31, 2018	December 31, 2017 (1)
Assets:
Investments in real estate:
Land	$97,295	$97,258
Buildings and improvements	1,651,967	1,561,056
	1,749,262	1,658,314
Less: Accumulated depreciation and amortization	(500,961)	(473,141)
Net investment in operating properties	1,248,301	1,185,173
Construction in progress	121,989	162,903
Net investments in real estate	1,370,290	1,348,076
Operating lease right-of-use assets	88,781	92,984
Cash and cash equivalents	3,079	5,247
Accounts and other receivables, net	25,078	28,875
Lease intangibles, net	5,727	6,314
Goodwill	40,646	40,646
Other assets, net	106,813	103,501
Total assets	$1,640,414	$1,625,643

Liabilities and equity:
Liabilities
Debt, net	$986,974	$939,570
Operating lease liabilities	97,308	102,912
Accounts payable and accrued expenses	64,036	77,170
Accrued dividends and distributions	48,678	48,976
Acquired below-market lease contracts, net	3,314	3,504
Unearned revenue, prepaid rent and other liabilities	36,778	34,867
Total liabilities	1,237,088	1,206,999

Stockholders' equity
Common stock, par value $0.01	340	338
Additional paid-in capital	460,404	457,495
Accumulated other comprehensive income	1,163	753
Distributions in excess of net income	(191,013)	(177,566)
Total stockholders' equity	270,894	281,020
Noncontrolling interests	132,432	137,624
Total equity	403,326	418,644
Total liabilities and equity	$1,640,414	$1,625,643

(1) Adoption of the new lease accounting standard required that we adjust the consolidated balance sheet as of December 31, 2017, to include the recognition of additional right-of-use assets and lease liabilities for operating leases. See the filed Form 10-Q for additional information.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Operating revenues:
Data center revenue:
Rental revenue	$71,033	$68,373	$64,251
Power revenue	36,403	36,528	30,861
Interconnection revenue	16,560	16,255	14,512
Tenant reimbursement and other	2,572	1,847	2,276
Total data center revenue	126,568	123,003	111,900
Office, light-industrial and other revenue	3,051	2,943	3,021
Total operating revenues	129,619	125,946	114,921

Operating expenses:
Property operating and maintenance	33,848	34,722	29,226
Real estate taxes and insurance	4,937	3,963	4,504
Depreciation and amortization	33,776	32,629	32,338
Sales and marketing	5,080	4,616	4,503
General and administrative	9,185	10,157	8,124
Rent	6,400	6,155	5,962
Transaction costs	56	37	—
Total operating expenses	93,282	92,279	84,657
Operating income	36,337	33,667	30,264
Interest expense	(7,738)	(6,635)	(5,107)
Income before income taxes	28,599	27,032	25,157
Income tax expense	(33)	(24)	(97)
Net income	28,566	27,008	25,060
Net income attributable to noncontrolling interests	8,264	6,099	6,684
Net income attributable to CoreSite Realty Corporation	20,302	20,909	18,376
Preferred stock dividends	—	(1,671)	(2,084)
Original issuance costs associated with redeemed preferred stock	—	(4,326)	—
Net income attributable to common shares	$20,302	$14,912	$16,292

Net income per share attributable to common shares:
Basic	$0.60	$0.44	$0.49
Diluted	$0.59	$0.44	$0.48

Weighted average common shares outstanding:
Basic	33,935,564	33,893,021	33,558,787
Diluted	34,164,235	34,145,280	33,981,776

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income	$28,566	$27,008	$25,060
Real estate depreciation and amortization	32,432	31,213	31,029
FFO	$60,998	$58,221	$56,089
Preferred stock dividends	—	(1,671)	(2,084)
Original issuance costs associated with redeemed preferred stock	—	(4,326)	—
FFO available to common shareholders and OP unit holders	$60,998	$52,224	$54,005
Original issuance costs associated with redeemed preferred stock	—	4,326	—
FFO available to common shareholders and OP unit holders, as adjusted(1)	$60,998	$56,550	$54,005

Weighted average common shares outstanding - diluted	34,164	34,145	33,982
Weighted average OP units outstanding - diluted	13,835	13,836	13,851
Total weighted average shares and units outstanding - diluted	47,999	47,981	47,833

FFO per common share and OP unit - diluted	$1.27	$1.09	$1.13

FFO per common share and OP unit - diluted, as adjusted(1)	$1.27	$1.18	$1.13

(1) FFO available to shares and units, as adjusted, during the three months ended December 31, 2017, excludes $4.3 million, or $0.09 per share and unit, of non-cash charge related to the original issuance costs associated with our redeemed preferred stock.

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA:
(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income	$28,566	$27,008	$25,060
Adjustments:
Interest expense	7,738	6,635	5,107
Income taxes	33	24	97
Depreciation and amortization	33,776	32,629	32,338
EBITDAre	$70,113	$66,296	$62,602
Non-cash compensation	2,626	2,401	1,802
Transaction costs / litigation	139	58	—
Adjusted EBITDA	$72,878	$68,755	$64,404

EBITDAre is calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre is defined as earnings before interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDAre as well as adjusting for the impact of other impairment charges, gains or losses from sales of undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDAre and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDAre and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDAre and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2018, CoreSite, L.L.C. All Rights Reserved.